Exhibit 10.39

As adopted effective January 1, 2010
OXiGENE, INC.
AMENDED AND RESTATED
DIRECTOR COMPENSATION POLICY
     The Board of Directors of OXiGENE, Inc. (the “Company”) has approved the following amended and restated policy (the “Policy”) which establishes compensation to be paid to non-employee directors of the Company, to provide an inducement to obtain and retain the services of qualified persons to serve as members of the Company’s Board of Directors. Each such director will receive a fee payable in equity as compensation for his or her services, all as further set forth herein.
Applicable Persons
     This Policy shall apply to each director of the Company who is not an employee of the Company or any parent or subsidiary of the Company (each, an “Outside Director”).
Annual Retainer
      Prior to the commencement of each calendar year, the Board of Directors shall establish the number of shares of common stock, $0.01 par value per share, of the Company (the “Common Stock”) to be granted as the annual retainer for the upcoming calendar year for all Outside Directors providing services to the Company (the “Annual Retainer”). The Annual Retainer shall be paid in the form of semi-annual grants, under the OXiGENE, Inc. 2005 Stock Plan (or the Company’s then applicable stockholder-approved stock plan) (the “Stock Plan”), of fully-vested shares of Common Stock in the amount established by the Board of Directors for such calendar year. Shares of Common Stock to be issued to each Outside Director on the Date of Grant (as defined below) shall be automatically granted without further action by the Board of Directors or the Compensation Committee semi-annually on and as of January 2 and July 1, or the first business day thereafter (each, the “Date of Grant”).
     The Annual Retainer shall comprise the sole payment for service on the Board of Directors by an Outside Director, and no separate payments shall be made to an Outside Director for serving as Chairman of the Board or on any committee of the Board of Directors or for attending any board or committee meeting.
      Shares granted shall have a purchase price equal to the par value of the Common Stock on the date of grant and shall be subject to the terms and conditions of the Stock Plan.
Expenses
     Upon presentation of documentation of such expenses reasonably satisfactory to the Company, each Outside Director shall be reimbursed for his or her reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board of Directors, committees thereof or in connection with other Board-related business.
Amendments
     The Board of Directors shall review this Policy from time to time to assess whether the type and amount of compensation provided for herein should be adjusted in order to fulfill the objectives of this Policy.